Exhibit 10.4
Amendment No. 2 to the Amended and
Restated Employment Agreement Between
BankFinancial, National Association
and
JOHN MANOS

This Agreement (the “Amendment”) is dated and made effective as of June 27, 2017, and amends the Amended and Restated Employment Agreement between BankFinancial, F.S.B. (now known as BankFinancial, National Association and hereinafter referred to as the “Bank”) and John Manos (“Executive”) dated as of May 6, 2008, as amended by “Amendment No. 1 of the BankFinancial F.S.B. Employment Agreement” dated as of December 31, 2012, and as otherwise amended or extended from time to time (the “Employment Agreement”).
1.All capitalized terms in this Amendment that are not separately defined in this Amendment shall have the meanings provided in the Employment Agreement.
2.All references in the Employment Agreement to “BankFinancial, F.S.B.” are hereby deleted and replaced with the name “BankFinancial, National Association.” All references in the Employment Agreement to the “Director of the OTS” are hereby deleted and replaced with the name “Comptroller of the Currency.” All references in the Employment Agreement to the “OTS” are hereby deleted and replaced with “OCC.”
3.The Term of the Employment as set forth in Section 2(a) of the Employment Agreement is extended to May 31, 2020.
4.The phrase “On or before each anniversary of the Effective Date during the Employment Period (each an “Anniversary Date”),” appearing at the beginning of the second sentence of Section 2(a) of the Employment Agreement is hereby deleted in its entirety, and the lower case “t” in the word “the” that appears immediately after such phrase is replaced with an upper case “T.”
5.The first sentence of Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new first sentence of Section 2(b):
“The Board or the Board’s Human Resources Committee (the “Human Resources Committee”) shall review this Agreement and the compensation arrangements provided for herein at least annually on or before May 31st of each year during the Employment Period, or as soon as reasonably practicable thereafter.”
6.The phrase “and not later than forty-five (45) days, after each applicable Anniversary Date,” appearing in the fourth sentence of Section 2(b) of the Employment Agreement is hereby deleted in its entirety.
7.Section 3(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 3(g):
“(g)    Other Benefits. The Bank shall provide Executive with all other benefits that are now or hereafter provided uniformly to non-probationary full-time employees of the Bank during the Employment Period, including, without limitation, benefits under any group medical, dental and vision insurance plans (collectively, the “Core Plans”) that are now or hereafter maintained by the Bank, and under any Section 125 Cafeteria Plan, any disability and life insurance plan, and any 401(k) plan (the “401(k) Plan”) that is now or hereafter sponsored by the Bank, in each case subject to the Bank’s policies concerning employee payments and contributions under such plans. The Bank shall not make any changes to any Core Plan that would materially and adversely affect Executive’s rights or benefits under such plan unless such changes are made applicable to all non-probationary full-time employees of the Bank on a non-discriminatory basis. Nothing paid to Executive under any Core Plan or any 401(k) Plan shall be deemed to be in lieu of any other compensation that Executive is entitled to receive under this Agreement.
8.The following language is added as a new last sentence to Section 6(c) of the Employment Agreement:
“Notwithstanding anything to the contrary in this Agreement, the term “Compensation” as used in the definition of “Average Annual Compensation” shall not include any income recognized by Executive based on Executive’s receipt or exercise of any equity awards made to Executive under the 2006 EIP, including the “exchange” and “replacement” stock option awards made to Executive in 2015 under the 2006 EIP.”
Except as stated above, Section 6(c) of the Employment Agreement is not changed and shall remain as currently written.
9.The following is added to the Employment Agreement as a new Section 6(k):
“(k)    Contingent Insurance Stipend. In the event that the continued group medical, dental and/or vision coverage provided for in Sections 6(b)(v) (and by operation of such provisions, pursuant to Sections 6(c), 6(e), 6(f)) and Section 6(i) of this Agreement is not then available for any reason, the Bank shall have no obligation to provide such coverage, but shall pay Executive a Contingent Insurance Stipend if Executive timely elects COBRA continuation coverage and pays for the elected COBRA continuation coverage at the rate applicable to any other similarly situated COBRA beneficiary. The amount of the Contingent COBRA Stipend shall be (i) the amount of the bi-weekly employer contribution (if any) that the Bank was making toward the premium for any group insurance coverage (if any) that was in effect for Executive and Executive’s eligible family members under the Bank’s group insurance plan on the last day of Executive’s employment, multiplied by (ii) the number of bi-weekly periods that Executive would have been eligible for continued group insurance coverage pursuant to Section 6(b)(v) (and by operation of such provisions, pursuant to Sections 6(c), 6(e), 6(f) and Section 6(i) of this Agreement if continued group insurance coverage had been available. The Contingent COBRA Stipend shall be paid in a lump sum no later than the date on which the final payment of Executive’s Earned Salary is required to be paid.”
10.The instructions for giving notices to the Bank set forth in the fourth sentence of Section 7 are hereby deleted and replaced in their entirety with the following:
“Notices to the Bank shall be addressed and delivered to the Bank’s corporate offices in Burr Ridge, Illinois or any successor location, to the attention of the Chairman of the Human Resources Committee of the Board of Directors, with copies of the notice concurrently delivered to the Chief Executive Officer of the Bank and the Executive Vice President of the Human Resources Division of the Bank.”
Except as stated above, Section 7 of the Employment Agreement is not changed and shall remain as currently written.
11.The words “12 C.F.R. §545.121 and any rules and regulations promulgated thereunder” appearing in Section 13(f) of the Employment are hereby deleted and replaced with the words “12 C.F.R. §7.2014.”
12.Section 13(g) of the Employment Agreement captioned “OTS Limitation” is hereby deleted in its entirety.
13.Section 19 of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 19:
“19.    INDEMNIFICATION AND INSURANCE.
(a)General. The Bank shall, subject to the conditions and findings set forth in 12 C.F.R. §7.2014, indemnify Executive, and shall promptly pay to Executive, in advance of the final disposition of Proceeding to which Executive is a Party by reason of his service in his Official Capacity, the reasonable Expenses incurred by Executive in such Proceeding, in each case to the maximum extent permitted or required by Maryland law as in effect on the date hereof and as amended from time to time, including, without limitation, Section 2-418 of the Maryland General Corporation Law (the “MGCL”); provided that: (i) the Bank shall not be obligated to pay or advance any amounts otherwise indemnifiable or payable hereunder if and to the extent that Executive has otherwise actually received such payment or advance under any insurance policy or any other contract or agreement to which Executive is a Party, including, without limitation, the BFC Agreement or any directors’ and officers’ liability insurance policy maintained by the Bank or any affiliate of the Bank; and (ii) the Bank shall only pay and advance Expenses under procedures permitted or required by applicable law. For the purposes of this Section 19, the terms “Expenses,” “Official Capacity,” “Party” and “Proceeding” shall have the meanings provided in Section 2-418 of the MGCL, as in effect on the date hereof.
(b)Successful Defense of Claims. If a claim for indemnification under this Section 19 is based on Executive’s successful defense of a Proceeding, Executive shall be deemed to have been successful in the defense of a claim, issue or matter asserted in such Proceeding if it is dismissed pursuant to a settlement agreement that is approved by the Bank in writing, or if such claim, issue or matter is otherwise dismissed, on the merits or otherwise, with or without prejudice. If Executive is successful in the defense of one or more but less than all claims, issues or matters asserted or arising in a Proceeding, the Bank shall indemnify Executive for all Expenses actually and reasonably incurred by Executive or on his behalf in connection with each claim, issue or matter that Executive has successfully defended. In such event, Expenses shall be allocated on a reasonable and proportionate basis among the claims, issues and matters that have been successfully defended, and among any that have not been successfully defended.
(c)Procedures. To seek indemnification or the advance of Expenses hereunder, Executive shall submit to the Chairman of the Human Resources Committee of the Bank and the Chief Executive Officer of the Bank a written request therefor, which shall: (i) describe with reasonable particularity the claim that has been made or threatened against Executive and the reasons why Executive believes that it is lawful and appropriate for the Bank to indemnify and/or pay, advance or reimburse Expenses to Executive in connection therewith; and (ii) contain or include such documentation and information as is reasonably available to Executive and is reasonably necessary to enable the Board of Directors or a committee thereof, or if applicable, special legal counsel to the Board of Directors, to determine whether to approve, deny or otherwise respond to such request. Such determination shall be made and communicated to Executive in writing as soon as reasonably practicable, but in no case more than thirty (30) days of the Bank’s receipt of Executive’s request. In any Proceeding commenced to enforce Executive’s entitlement to indemnification or the advance of Expenses, the Bank shall have the burden of proving that Executive is not entitled to indemnification or the advance of Expenses, as the case may be. All other procedures with respect to indemnification and the payment, advancement or reimbursement of Expenses in connection with a Proceeding to which Executive is a Party by reason of his service in his Official Capacity shall be as provided in the Bank’s charter or bylaws and Maryland law.
(d)Survival of Rights and Benefits. The rights and benefits provided to Executive under this Section 19 shall survive the termination or expiration of this Agreement and shall not be deemed to be exclusive of any other rights or benefits to which Executive may at any time be entitled under Maryland law or any other applicable law, the charter or bylaws of the Bank, or any other agreement to which Executive is a Party. No amendment, alteration or repeal of any applicable Maryland law or any provision of the charter or bylaws of the Bank shall: (i) have the effect of reducing, limiting or restricting the rights and benefits that were available to Executive under this Section 19 based on such law or provision as in effect on the date hereof; or (ii) limit or restrict any right of or benefit to Executive hereunder in respect of any action taken or omitted by Executive in his official capacity prior to such amendment, alteration or repeal.
(e)Regulatory Compliance. Any payments made to Executive pursuant to this Section 19 shall be subject to and conditioned upon compliance with the applicable provisions of 12 U.S.C. §1828(k), 12 C.F.R. Part 359 and 12 C.F.R. §7.2014.

[Signatures Appear on Next Page]

BANKFINANCIAL, NATIONAL ASSOCIATION

By:    ___________________________________
Its:    ______________________

EXECUTIVE

__________________________________________
John Manos